Exhibit 23(a) – Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-75278 on Form S-3 and Registration Statements on Form S-8 for various employee option and incentive stock plans (Registration Statement Nos. 33-81128, 33-81116, 33-81450, 333-60630, 333-88056, 333-150345, and 333-156596) of our reports dated February 25, 2015, relating to the financial statements of Universal Forest Products, Inc., and the effectiveness of Universal Forest Product, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Universal Forest Product, Inc. for the year ended December 27, 2014.

/s/ Deloitte & Touche LLP

Grand Rapids, Michigan
February 25, 2015